Exhibit 99.1

211 Commerce Street • Suite 800 • Nashville, Tennessee 37201 • www.caremark.com • (615) 743-6600

CAREMARK COMMENTS ON EXPRESS SCRIPTS’ SECOND REQUEST FROM FTC

AND RECENT DELAWARE COURT RULINGS

Nashville, Tenn. – March 9, 2007 — Caremark Rx, Inc. (NYSE: CMX) issued the following statement regarding the second request by the Federal Trade Commission (FTC) for more information from Express Scripts, Inc. (NASDAQ: ESRX) regarding its proposal to acquire Caremark, which would combine two of only three major national pharmacy benefit managers:

“Despite Express Scripts’ repeated attempts to minimize the antitrust issues in its proposal to acquire Caremark, this action by the FTC is clear evidence that this highly conditional, highly leveraged proposal can not be completed for many months, if ever. We urge our shareholders to support the CVS/Caremark merger, which has already received all regulatory approvals, provides superior immediate and long-term value, and can close shortly after obtaining shareholder approval on March 16.”

The Company also commented on the recent rulings by the Delaware Chancery Court and Delaware Supreme Court:

“The Company is pleased that the Delaware Chancery Court put a stop to Express Scripts’ further attempts to delay the shareholder vote and that the Delaware Supreme Court refused to hear an early appeal of the Chancery Court’s original ruling. We are particularly gratified that in announcing its most recent rulings, the Chancery Court questioned whether Express Scripts is serious in its tender offer or is merely seeking to disrupt a strategic merger and why they have not made an unconditional bid. The Court further stated if Caremark is correct and Express Scripts is ‘acting merely as a spoiler’ then further delay serves ‘only to deny shareholders a meaningful choice of strategic opportunities.’ These Court rulings, and the action by the FTC confirm what Caremark has said all along – Express Scripts’ offer is illusory and being used only to disrupt our current business and long-term strategic plan.”

Caremark will hold a special shareholder meeting to vote on the CVS/Caremark merger on March 16, at 8:30 a.m. CT. The meeting will be held at the offices of Waller Lansden Dortch & Davis at Nashville City Center, 511 Union Street, Suite 2700, Nashville, Tennessee.

If you have questions about the proposed merger, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Toll-Free at 877-750-9498

(Banks and Brokers may call collect at 212-750-5833)

For more information on the transaction, including access to all Caremark press releases and public filings, please go to www.caremark.com

About Caremark

Caremark is a leading pharmaceutical services company, providing through its affiliates comprehensive drug benefit services to over 2,000 health plan sponsors and their plan participants throughout the U.S. The company’s clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. In addition, Caremark is a national provider of drug benefits to eligible beneficiaries under the Medicare Part D program. The company operates a national retail pharmacy network with over 60,000 participating pharmacies, seven mail service pharmacies, the industry’s only FDA-regulated repackaging plant and 21 licensed specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Additional information about Caremark is available at www.caremark.com and at www.cvscaremarkmerger.com.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Caremark and CVS. When used in this document, the words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, “will”, “to be” and any similar expressions and any other statements that are not historical facts, in each case as they relate to Caremark, CVS or the combined company or the transaction, are intended to identify those assertions as forward-looking statements. Such statements include, but are not limited to, statements about the benefits of the merger, information about the combined company, including anticipated accretion, return on equity, cost synergies, incremental revenues, new products and offerings, cash flows, combined operating and financial data, including future financial and operating results, the combined company’s objectives, plans and expectations, the likelihood of satisfaction of certain closing conditions and whether and when the merger will be consummated. These statements are based upon the current beliefs and expectations of management of Caremark and CVS and are subject to a number of factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. The following factors, among other things, could cause actual results to differ from the forward-looking statements in this document: (1) the companies may be unable to obtain stockholder or regulatory approvals in a timely manner, if at all; (2) the businesses of Caremark and CVS may not be integrated successfully or as quickly as expected; (3) cost savings and any other synergies or cash flows from the merger may not be fully realized or may take longer to realize than expected; (4) the transaction may involve unexpected costs; (5) the businesses and results of operations of Caremark and CVS may suffer as a result of uncertainty surrounding the transaction; and (6) the industry may be subject to future regulatory or legislative action. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements of the two companies. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release. Risk factors affecting the businesses of each of Caremark and CVS are set forth in, and may be accessed through, each company’s filings with the SEC. These and other factors relating to the merger are available in the joint proxy statement/prospectus filed with the SEC.

Important Information for Investors and Stockholders

CVS has filed with the SEC a registration statement on Form S-4 that was declared effective by the SEC on January 19, 2007. This registration statement includes a joint proxy statement/prospectus in connection with the proposed merger. Caremark and CVS urge investors and stockholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information.

Investors and stockholders are currently able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Caremark will be available free of charge on the investor relations portion of the Caremark website at www.caremark.com. Documents filed with the SEC by CVS will be available free of charge on the investor relations portion of the CVS website at http://investor.cvs.com. Investors and stockholders may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Caremark stockholders to approve the merger at the following address: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022.

# # #

Contact:

Investor Relations:

Craig Hartman, (615) 743-6653, Investor Relations: Craig Hartman, (615) 743-6653

Media Relations:

George Sard/Brandy Bergman/Jeffrey Mathews, Sard Verbinnen & Co, (212) 687-8080